Exhibit 5.1

May 9, 2011

Marina Biotech, Inc.

3830 Monte Villa Parkway

Bothell, Washington 98021

RE:	Marina Biotech, Inc.

Registration Statement on Form S-1 (File No. 333-173108)

Ladies and Gentlemen:

As legal counsel to Marina Biotech, Inc., a Delaware corporation (the “Company”), we have assisted in the preparation of the above- referenced registration statement (the “Registration Statement”), under which the Company intends to issue and sell: (i) up to $8,000,000 in units (the “Initial Units”), with each Initial Unit consisting of one share of the Company’s common stock, par value $0.006 per share (the “Common Stock”), and Series A Warrants to purchase a set number of shares of Common Stock (each, a “Series A Warrant”, and collectively, the “Series A Warrants”), and (ii) Series B Warrants (each, a “Series B Warrant”, and collectively, the “Series B Warrants”) to purchase up to $8,000,000 in additional Units (the “Option Units” and, together with the “Initial Units”, the “Units”), to Roth Capital Partners, LLC (the “Underwriter”). Each Option Unit consists of one share of Common Stock and Series A Warrants to purchase up to a set number of shares of Common Stock.

The Series A Warrants and the Series B Warrants are hereinafter collectively referred to as the “Warrants.” The shares of Common Stock to be issued by the Company as components of the Initial Units are hereinafter referred to as the “Shares,” and the shares of Common Stock to be issued by the Company upon the exercise of the Series B Warrants and that are included in the Option Units are hereinafter referred to as the “Series B Warrant Shares.” The Units, the Shares, the Warrants and the Series B Warrant Shares are hereinafter collectively referred to as the “Securities.”

As counsel to the Company and in connection with this opinion, we have examined such documents as we have deemed necessary to enable us to express the opinion hereinafter set forth, including, without limitation: (a) the Certificate of Incorporation of the Company, as amended and restated, (b) the By-laws of the Company, as amended and restated, (c) the Underwriting Agreement, (d) the Form of Series A Warrant, (e) the Form of Series B Warrant and (f) the Registration Statement (including the prospectus contained therein). In addition, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions set forth herein. In our examinations, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photocopies, and the authenticity of the originals of such latter documents.

Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that:

(i)	the Shares have been duly authorized and, when issued and sold in accordance with and in the manner described in the prospectus set forth in the Registration Statement and the Prospectus Supplement, will be validly issued, fully paid and non-assessable;

(ii)	the Warrants, when duly executed and delivered by the Company in the manner and for the consideration set forth in the Registration Statement, the underwriting agreement and applicable warrants and warrant agreements, will constitute valid, legal and binding obligations of the Company, enforceable against the Company in accordance with their terms; and

(iii)	the Series B Warrant Shares that are included in the Option Units have been duly authorized and, when so issued upon exercise of the Series B Warrants, in accordance with the terms of the Series B Warrants and upon delivery to the Company of the consideration for such securities, will be validly issued, fully paid and non-assessable.

We are admitted to the Bar in the State of New York and we express no opinion as to the applicability or effect of any laws, orders, or judgments of any state or other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware, and we express no opinion with respect to any state securities or blue sky laws. Further, our opinion is based solely upon existing laws, rules, and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

We hereby expressly consent to any reference to our firm under the heading “Legal Matters” in the Registration Statement, and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

This opinion is rendered pursuant to Item 601(b)(5) of Regulation S-K under the Act and may not be used, circulated, quoted or relied upon for any other purpose. This opinion is given as of the date set forth above, and we assume no obligation to update or supplement the opinions contained herein to reflect any facts or circumstances which may hereafter come to our attention, or any changes in laws which may hereafter occur.

Very truly yours,

/s/ Pryor Cashman LLP

PRYOR CASHMAN LLP